Exhibit 10.20.1

Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such portions are marked by [***].

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

           This Amended and Restated Master Services Agreement (“Agreement”) amends and restates the Master Services Agreement entered into as of the 19th day of June, 2007 (the “Original Agreement”), and is entered into as of the 23rd  day of September, 2009 (the “Effective Date”), by and among Pfizer Inc, a Delaware corporation with a principal place of business at 235 E. 42nd Street, New York, NY 10017 (“Pfizer”) and PDI, Inc., a Delaware corporation with a principal place of business at 1 Route 17 South, Saddle River, NJ 07458 (“PDI”).

           WHEREAS, PDI provides pharmaceutical companies with a range of services designed to help such companies achieve full commercialization of their products.

           WHEREAS, Pfizer desires for PDI to provide such services, all under the terms and conditions set forth in this Agreement;

           WHEREAS, on June 19, 2007, Pfizer and PDI entered into the Original Agreement; and

           WHEREAS, the parties now desire to make certain amendments to the Original Agreement.

           NOW, THEREFORE, in consideration of the premises and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Agreement in its entirety as follows:

1.           DEFINITIONS.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1         “Adverse Experience” shall mean any adverse or unexpected event in humans associated with the use of any Project Items.

1.2         “Compensation” shall have the meaning set forth in Section 3.

1.3         “Deliverables” shall mean those items to be delivered to Pfizer by PDI hereunder. Specific Deliverables shall be identified and defined in each applicable Task Order.

1.4         “FDA” shall mean the United States Food and Drug Administration.

1.5         “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated from time to time thereunder.

1.6         “OIG” shall mean the Office of the Inspector General of the Department of Health and Human Services.

1.7         “Patient” shall mean a patient participating in a program offered under a Task Order hereto.

1.8           “Patient Data” shall mean personal information about a Patient’s health, medical insurance benefits and claims, service request forms and payment information obtained from the Patient or otherwise, including, without limitation, protected health information as defined under HIPAA and all other patient identifiable information protected under other state or federal privacy laws.

1.9         “Project Items” shall mean educational materials, demonstration materials, pharmaceutical products, samples, training materials, product promotional materials and supplies which Pfizer supplies to PDI in connection with the performance of Services by PDI hereunder, including, without limitation, such material and supplies set forth specifically in a Task Order.

1.10         “Promotional Compliance” under this Agreement shall mean a matter involving the potential violation of Federal healthcare program requirements or FDA requirements regarding product promotional activities.

1.11         “Services” shall have the meaning set forth in Section 2.1.

1.12         “Task Order” shall have the meaning set forth in Section 2.1.

2.           PROVISION OF SERVICES.

2.1         Engagement.  PDI shall use its skill and knowledge and make available its personnel to provide healthcare professional and patient education and other services for the benefit of Pfizer (the “Services”), in accordance with the terms and conditions set forth in this Agreement, the Task Order No. 1, dated June 19, 2007, as amended (the “Current Task Order”), and any separately negotiated and executed task orders substantially in the form of Exhibit A (or in such other form as may be agreed by the parties) which may be entered into by the parties in accordance with Section 2.2 of this Agreement (each a “Task Order”).  Other than for routine administrative tasks (e.g. expense report reimbursement, fulfillment, drug and background screening), PDI shall not subcontract the performance of any of the Services without the prior written consent of Pfizer, which shall not be unreasonably withheld.  PDI shall meet Pfizer’s reasonable timelines for performance of the Services as set forth in the applicable Task Orders.

2.2         Task Orders.  If Pfizer desires PDI to perform an assignment under this Agreement (other than the assignment described in the Current Task Order), Pfizer shall notify PDI of the same and PDI, if it is interested in accepting the assignment, shall deliver a written proposal to Pfizer substantially in the form attached hereto as Exhibit A (a “Proposal”).  Each Proposal for an assignment shall set forth a specific description of the results to be achieved by the assignment, the names of personnel at PDI responsible for completion or management of the assignment, any Deliverables and a timetable for completion of the assignment.  In addition, each Proposal shall set forth all of the charges for the assignment and an estimate of reimbursable out-of-pocket expenses, if any, to be incurred by PDI in connection with the assignment.  Each Task Order  shall refer to this Agreement and shall be incorporated by reference hereto and become a part hereof.  If the Proposal is accepted by Pfizer, Pfizer shall issue a Purchase Order with the Proposal attached, and the Proposal shall be deemed a binding Task Order under this Agreement.  PDI shall not initiate work, order work or incur expenses chargeable to Pfizer for an assignment unless PDI has provided a written Proposal and received a signed Purchase Order for the assignment from Pfizer.

2.3         Changes to Services.  Any Services to be performed pursuant to a Task Order hereunder may be changed or modified effective [***] written notice to PDI by Pfizer (a “Task Order Modification”).  In the event of any such Task Order Modification, or if PDI receives technical direction from Pfizer that is reasonably viewed by PDI as a Task Order Modification, PDI shall notify Pfizer of the Task Order Modification and the anticipated cost impact of that Task Order Modification; provided, however, that any proposed Task Order Modification that would result in a decrease in (i) Compensation under the applicable Task Order or (ii) the number of PDI personnel providing Services under such Task Order, in each case by [***] shall require the mutual written agreement of the parties hereto. Such notice shall be provided to Pfizer, in electronic or hard copy format, [***] the receipt of notice of the Task Order Modification from Pfizer, the technical direction, or from the time of discovery of a Task Order Modification.  The parties agree to negotiate in good faith any adjustments to the Compensation provided in the applicable Task Order that may be necessitated by a Task Order Modification. PDI shall not proceed with the change outlined in a Task Order Modification until such modification and adjustments to PDI’s Compensation have been agreed upon in writing by the parties.  Pfizer will be required to pay for all work performed on a project in accordance with the terms of each signed Task Order and Task Order Modification up and to the time of termination of the applicable Task Order or the Agreement.

2.4         Approval of Written Materials.  All written materials which PDI intends to distribute to any third parties, including, without limitation, Patients or healthcare practitioners in connection with or relating to the performance of Services hereunder must be either provided by Pfizer or pre-approved by Pfizer in writing.

2.5         Relationship to Pfizer/Independent Contractor.  PDI is being engaged as an independent contractor to Pfizer, and the parties shall have no other legal relationship under or in connection with this Agreement.  As such, employees of PDI performing Services hereunder shall not be, and shall not be considered to be, employees of Pfizer for any purpose.  Neither party shall have any responsibility for the hiring, termination, compensation, benefits, payment of overtime or other conditions of employment of the other party’s employees.  Additionally, PDI shall require all of its sales field personnel (e.g., sales representatives, district managers, regional managers, and national account directors) assigned to perform Services to sign the “Acknowledgement of Temporary Services and Confidentiality Obligations” included as Exhibit B.

2.6         PDI Personnel Qualifications.  Each person who provides the Services shall have and continue to maintain, throughout the term of this Agreement, all applicable professional licenses and certifications required by applicable federal and state laws and by the professional boards and bodies having authority over them with respect to the provision of Services by such person hereunder.  The Services shall be performed by persons whom PDI has determined are qualified to perform such services.  Screening of candidates shall be done in accordance with PDI’s standard process.  Unless otherwise agreed to in writing, offers will be extended to candidates contingent upon successful completion of background investigation consistent with current PDI practices which shall including, without limitation, validation of work and education history as well as completion of drug screen designed to detect the presence of illegal drugs.  In addition, PDI shall not use any person in any capacity in connection with the performance of the Services who has been debarred by the FDA or other government agencies or authorities.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

2.7         Selection of PDI Personnel.  PDI shall have sole discretion over the management and oversight of its personnel providing Services.  No selection of or change in regional managers, district managers, other PDI sales field personnel holding comparable or greater responsibility directly providing Services (collectively, the “Key Personnel”) shall be effected by PDI without prior consultation with Pfizer, and PDI agrees not to reassign those persons to any other projects without first consulting with Pfizer.  However, Pfizer acknowledges and agrees that PDI’s Key Personnel may need to be replaced due to promotion, death, illness, resignation, maternity leave, disability or termination.  In the event these circumstances occur and Key Personnel need to be replaced, PDI shall notify Pfizer reasonably in advance and shall submit sufficient detail to Pfizer to evaluate any proposed replacements.  Pfizer has the right to review information regarding such replacements and to consult with PDI on the selection of any replacements for Key Personnel.

2.8           Supervision and Conduct of PDI Personnel.  Neither PDI nor PDI’s employees, subcontractors or other agents of PDI are or shall be deemed to be employees of Pfizer.  PDI shall be responsible for its own staff assigned to provide Services under this Agreement and any Task Order and, subject to this Section 2.8, PDI shall have the sole right to direct and control the management of such staff.  PDI shall:  (a) determine and pay all applicable wages and salaries, including applicable overtime and other premium pay; (b) provide welfare and retirement benefits, as it deems necessary or desirable; (c) comply with applicable tax laws, including income tax and employment tax withholding laws; (d) comply with all applicable laws governing the relationship between PDI and its employees, including laws relating to accommodation of disabilities, equal pay, provision of leave (e.g., jury duty, etc.), unlawful discrimination, as well as wage and hour law requirements; (e) comply with all applicable workers’ compensation insurance coverage laws; (f) file all applicable reports with central or local governmental agencies and authorities as required by law; (g) maintain all required employment records, including personnel and medical files consistent with applicable law and customary business practices; (h) manage the performance of its employees consistent with its policies and practices, and (i) comply with all applicable equal employment opportunity laws.

2.9         Compliance with Pfizer Policies and Corporate Integrity Agreement (“Pfizer CIA”) and Related Obligations.  Pfizer entered into a Corporate Integrity Agreement (“ Pfizer CIA”) with the OIG, dated August 31, 2009, to promote compliance. Under the Pfizer CIA, Pfizer contractors and agents are deemed “Covered Persons” (as defined in the Pfizer CIA).  Therefore, PDI personnel that provide Services are deemed Covered Persons under the Pfizer CIA and must satisfy certain obligations as Covered Persons.  PDI shall comply with any reasonable requirements under any future settlement agreements, CIAs, consent decrees, deferred prosecution agreements, and/or any other similar compliance agreements required by Pfizer; provided that in the event compliance with any such compliance agreements requires PDI to incur additional expenses, PDI shall be entitled to invoice Pfizer for reimbursement of such expenses.  To ensure such compliance, Pfizer and PDI shall execute an addendum (the “Addendum”), titled Compliance with Corporate Integrity Agreement and Related Obligations, substantially in the form attached hereto, and upon such execution such Addendum, and Exhibits A through D to such Addendum, shall be incorporated herein and, to the extent applicable, PDI shall be bound thereby.  References in the Addendum to “Contractor” shall be understood to be references to PDI.

3.           COMPENSATION.

3.1         Fees and Expenses.  In full and complete compensation for all Services provided by PDI and for all obligations assumed by PDI hereunder, Pfizer shall pay to PDI the fees, expenses and other amounts set forth in the Task Orders (the “Compensation”).  All reasonable out-of-pocket expenses, including but not limited to travel to Pfizer’s POA meetings, shall be paid by Pfizer at cost without mark-up.  Upon receipt of documentation for expenditures in accordance with Pfizer’s business and entertainment policies and procedures (written copies of which shall be provided to PDI), Pfizer shall reimburse PDI at actual costs for reasonable out-of-pocket expenses incurred in performing services under this Agreement and set forth in a Task Order.  Except to the extent expressly stated otherwise in this Agreement, Pfizer shall pay the Compensation when due, and such Compensation shall be inclusive of all local, municipal, state, and Federal sales and use taxes, excise taxes, taxes on personal property owned by PDI, duties, and all other governmental fees and taxes or charges of whatever nature applicable to the performance of the Services.  The parties hereby acknowledge and agree that the Compensation hereunder is based solely on the fair market value of the Services provided by PDI and shall not be based upon the volume or value of any business generated between Pfizer and PDI with respect to Pfizer’s products.

3.2         Invoices and Payment.  PDI shall issue invoices to Pfizer for payment and reimbursement of fees and expenses as set forth in the Task Orders.  Unless otherwise specifically stated in a Task Order, from time to time, but no less frequently than once each month, PDI will submit a statement setting forth the services performed and expenses incurred during the period covered with respect to each active assignment.  Unless otherwise set forth in a Task Order, Pfizer will pay undisputed invoiced amounts [***]. If any fees or other amounts are described in a Task Order as estimates (except for pass-through expenses), the actual fees or other amounts charged shall [***] without Pfizer’s prior written approval; provided however that if the actual fees or other amounts charged exceed the aggregate amount of the Task Order, then the prior written approval of Pfizer shall be required.  In the event that estimated charges have been advanced to PDI and actual charges are less than the estimates, PDI will reimburse the difference between the estimated and actual costs [***] following completion of the Services involved or, with Pfizer’s consent, may offset such amounts against the next payment due from Pfizer.

4.           RECORDS; REPORTS; AUDITS; REGULATORY INQUIRIES.

4.1         Records.  PDI shall at all times during the term of this Agreement keep and maintain complete and accurate records relating to the Services provided under this Agreement, including but not limited to Project Items and records of those employees providing Services under this Agreement and the period during which they provided such Services; provided that any records relating to Pfizer product samples shall be maintained for the period required by the Prescription Drug Marketing Act of 1987, as amended.

4.2         Reports.  PDI shall provide Pfizer with mutually agreed upon reports from time to time at the request of Pfizer.  The reports shall contain mutually agreed upon information reasonably requested by Pfizer.  PDI shall promptly notify Pfizer if it receives any information that relates, refers or pertains to the following:

(a)	an Adverse Experience;

(b)	a technical complaint relating to any Project Item;

(c)	any report of any other problem involving any Project Item (e.g., contamination, discoloration, improper labeling, adulteration, etc.); or

(d)	the initiation of any claim, lawsuit or other proceeding against PDI that relates to the Services provided hereunder or any Project Item.

4.3         Audit.  During the term of this Agreement and for a period of one (1) year thereafter (but not more than twice in any calendar year), upon reasonable prior notice and during normal business hours,

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Pfizer shall be entitled, at its sole cost and expense, to audit the following:  (a) books and records of PDI, which are maintained by PDI in connection with the Services provided under this Agreement; and (b) compliance with relevant laws and policies.  In additon, upon reasonable notice, Pfizer shall have the right to inspect PDI’s facility, during normal business hours, upon reasonable prior notice.

4.4         Regulatory or Other External Governmental Inquiries.  Upon any request for information to PDI relating to Pfizer (or to Pfizer relating to PDI) from a regulatory or other governmental authority, PDI shall notify Pfizer within two (2) business days after receipt of such request and shall permit representatives of Pfizer to assist and support PDI in the preparation of a response.

5.	NO ADDITIONAL COMPENSATION; SALES PROHIBITED; EXCLUSIVITY AND NON-COMPETE.

5.1         No Additional Compensation.  Except for the compensation set forth in the Task Orders hereunder, PDI acknowledges and agrees that it is entitled to receive no other amounts (including, without limitation, reimbursement for the cost of shipping Project Items) from Pfizer or any other party under this Agreement, including, without limitation, payments from Medicare, Medicaid or other government program, or any third party insurer, for Project Items or Services.  PDI shall not, under any circumstances, submit any invoice or charges to any Patient, Medicare, Medicaid or other government program, insurer or any other person for payment with respect to Project Items or Services provided under this Agreement.

5.2         Sales Prohibited.  PDI is strictly prohibited from selling Project Items to any person under any circumstances.

5.3         No Conflicts.  PDI represents and warrants that it has no prior commitments or agreements with any other party which might interfere with, or preclude the carrying out of, its obligations under this Agreement.   To avoid potential conflicts of interest and in addition to all confidentiality obligations contained herein, during the term of the applicable Task Order and for a period of [***] following termination or expiration of the applicable Task Order, PDI [***].  For purposes of this Section 5.3, a “Competing Product” shall be defined as [***].

6.           CONFIDENTIALITY

6.1         Confidentiality of Agreement.  The terms and conditions of the Agreement are confidential and shall not be disclosed to anyone for any purpose without the prior written consent of the other party unless otherwise required by applicable law.  PDI and Pfizer will take such steps as may be reasonably necessary to prevent the disclosure or use of any Confidential Information, as defined below, by their principals, officers, employees, agents, contractors or subcontractors except as provided herein.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

6.2           Confidentiality of Information.

(a)         In connection with the Services provided by PDI under any Task Order, Pfizer and PDI may be furnished or given access to knowledge, information, data, databases, and documents which are confidential and proprietary to the other party, i.e., information not in the public domain (“Confidential Information”).  Pfizer and PDI agree that the receiving party will protect the Confidential Information of the furnishing party with the same degree of care as the receiving party employs for the protection of its own trade secrets and confidential information.  Pfizer and PDI shall limit disclosure of the other party’s Confidential Information to only those of their respective officers, representatives, agents, and employees who are directly concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information.  These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party); (ii) is made lawfully available to the receiving party by an independent third party; (iii) is already in the receiving party’s possession at the time of receipt from the disclosing party (and such prior possession can be properly demonstrated by the receiving party); (iv) is independently developed by the receiving party and/or its affiliates (and such independent development can be properly demonstrated by the receiving party); or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party; provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

(b)         Consistent with Section 6.2(a), PDI will not, and will cause each of its employees, agents or subcontractors not to either during or after the term of this Agreement: (i) disclose any Pfizer confidential information to any third party or to any employee, agent or sub-contractor of PDI other than on a “need to know” basis; or (ii) use Pfizer confidential information other than in the performance of this Agreement.  PDI will take all precautions reasonably necessary to safeguard Pfizer’s confidential information, including requiring that any and all (A) employees of PDI who provide Services to first sign PDI’s standard form of confidentiality agreement, a form of which is attached to Exhibit C to this Agreement and (B) agents or subcontractors of PDI who provide Services be obligated in writing to maintain the confidentiality of such information.

6.3         Return of Confidential Information.  Upon cessation of the Services under any authorized Task Order, or at any time upon the request of the disclosing party, the receiving party shall promptly return to the disclosing party all copies of the Confidential Information relating to such Task Order.  Alternatively, the disclosing party may specify that the receiving party shall destroy specified items of Confidential Information, which the receiving party shall do forthwith, thereafter sending the disclosing party a signed certification of destruction covering the specified items.  Any items not specifically requested by the disclosing party for return or destruction will be retained by the receiving party for a period of three (3) years or longer if required by applicable law, following completion of each Task Order, at which time the receiving party  may dispose of the items in a confidential manner.

6.4         Injunctive Relief.  PDI and Pfizer acknowledge that the unauthorized use or disclosure of Confidential Information may give rise to irreparable injury to the other party and that injury may not be adequately compensated by damages; that the promises contained in the Agreement have been given for the benefit of both parties and that accordingly the disclosing party may seek and obtain injunctive relief against the receiving party or any individual furnished by the receiving party hereunder to prevent the breach or threatened breach of any promise made in this Agreement in addition to any other legal remedies which may be available to both parties.  The obligations of both parties stated in this paragraph shall remain in full force and in effect after termination of this Agreement.

6.5         Release of Information; Publication.  Neither party shall cause or permit the oral or written release of any statement, advertisement, promotional material, information or publicity referring to the other party without such party’s prior written approval unless otherwise required by applicable law.

6.6         Patient Data.  Pfizer and PDI shall maintain the security and confidentiality of all Patient Data, in accordance with all applicable agreements, state and Federal laws, patient release forms, and the provisions of this Agreement.  In furtherance of the foregoing, each party  covenants, represents and warrants that (a) any Patient Information that is acquired will be used and disclosed only (i) as permitted under HIPAA and other  laws, as applicable, and (ii) as Pfizer lawfully authorizes and directs; and (b)  Patient Information will be stored, secured and transmitted in compliance with the lawful instructions of Pfizer and in compliance with their respective privacy policies.  Each of PDI, on one hand, and Pfizer on the other hand, shall indemnify, defend, and hold harmless the other from any claims, penalties, liabilities, losses, damages, settlements, or costs which may arise from its’ use or disclosure of Patient Information in violation of this Section 6.6.  To the extent necessary for PDI to perform the Services, Pfizer and PDI shall develop jointly one or more patient release forms satisfactory to both parties to be used by PDI in performing the Services to permit the sharing of Patient Data among the parties.

7.           OWNERSHIP.

7.1           Pfizer Ownership.  All rights in and to all Deliverables, Patient Data, other data, phone numbers, patient training materials, guide books, patient communications, brochures, databases, forms, evaluation and survey forms, information, reports, works, inventions, program materials, know-how, and other work product, whether patentable or not, authored, made, developed, devised, conceived or first reduced to practice by PDI or developed jointly with Pfizer in the course of or as a result of performing Services hereunder (the “Service Information”) shall be considered to be work made for hire and shall be and shall remain the sole and exclusive royalty-free property of Pfizer, or such other party as Pfizer may designate, as the case may be, shall be deemed Confidential Information of Pfizer subject to the confidentiality and non-use obligations herein, and shall remain free of any claim of PDI or any person deriving any rights or interest from PDI. PDI hereby assigns to Pfizer all right, title and interest in and to the Service Information.  Pfizer shall also have all rights in and to any “800” numbers established by PDI in connection with Services hereunder, and the parties will take all actions necessary so that any such “800” number will be registered with Pfizer following the termination of this Agreement for any reason.  At the request of Pfizer, and at Pfizer’s sole cost and expense, PDI shall sign and deliver to Pfizer all writings and do all such things as may be reasonably required to vest in Pfizer or such other party as its absolute and exclusive property the entire right, title and interest in and to all Service Information.  PDI shall not be entitled to any further compensation or consideration for performance of the obligations under this Section.

7.2           Base Expertise.  Notwithstanding the foregoing Section 7.1 hereof, Pfizer acknowledges that PDI’s ability to perform services is dependent on PDI’s past experience in providing similar service to others, and that PDI expects to continue such work in the future.  Pfizer acknowledges that PDI retains and is not conveying to Pfizer its know-how, techniques, forms, documents, computer systems, methods of business or operation or expertise relating to its business or services that it provides (“Base Expertise”) or, unless otherwise provided in any Task Order or Proposal, licenses to third party software.  PDI retains all right, title and interest in and to its Base Expertise, including improvements thereto developed by it in the course of providing services and products to Pfizer.

8.           TERM AND TERMINATION.

8.1           Term.  The term of this Agreement shall commence as of the date first written above and remain in effect through the second anniversary of the Effective Date unless earlier terminated in accordance with its terms.

8.2           Termination.  This Agreement may be terminated as follows:

(a)           Default.  By PDI on one hand, and by Pfizer on the other hand, if the other party defaults in the performance of any material obligation of this Agreement, by providing such other parties thirty (30) days’ prior written notice specifying the nature of the default.  Such notice shall not be effective and this Agreement shall not terminate if the defaulting party cures the default within the thirty-day period.

(b)           Bankruptcy/Insolvency.  By any of the parties, on ten (10) days’ notice to the other parties, if any of such other parties makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, if a receiver or trustee is appointed with respect to a substantial part of such other party’s property or a proceeding is commenced against it which will substantially impair its ability to perform hereunder.

(c)           Without Cause.  At any time by Pfizer [***] written notice to PDI.  Pfizer may, in addition, terminate any Task Order in whole or in part [***] (or a different period of time as set forth in the applicable Task Order) at any time during performance without terminating this Agreement.

8.3         Termination.

(a)           Upon receipt by PDI of notice of termination of the Agreement or termination of a Task Order, in accordance with Section 8.2(a) or 8.2(b), PDI shall immediately cease performance in accordance with the notice of termination and shall take all reasonable steps to minimize costs and expenses relating to such termination in accordance with the notice of termination.  Pfizer shall pay for all Services performed in accordance with this Agreement through the date of termination of this Agreement or any Task Order.

           (b) Upon receipt by PDI of notice of termination of the Agreement or termination of an Task Order in accordance with Section 8.2(c), PDI shall immediately cease performance in accordance with the notice of termination and shall take all reasonable steps to minimize costs and expenses relating to such termination in accordance with the notice of termination, but shall not be obligated to remove any personnel dedicated full-time to providing Services (“Project Personnel”) unless mutually agreed to during the [***] notice period.  Pfizer shall pay for all Services performed and for Project Personnel performing Services in accordance with this Agreement through the date of termination of this Agreement or any assignment.  In addition, Pfizer will be responsible for all costs reasonably incurred by PDI in connection with the early termination of the Services, including, without limitation, expenses incurred in connection with any final close-out and product sample transfers and the return or destruction of any product promotional materials and training materials. For clarity sake, PDI shall be solely responsible for paying any employee benefits, which benefits include but are not limited to separation costs that may arise due to the termination of the Agreement.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

8.4         Effect of Termination.

(a)           Return of Confidential Information and Other Materials. Following expiration or termination of this Agreement, each party shall return (or destroyed if so requested by the disclosing party under Section 6.3) all tangible copies of the other’s Confidential Information.  Without limiting the foregoing, PDI shall deliver to Pfizer all Deliverables, Patient Data, Service Materials and all other materials in PDI’s possession or control belonging to Pfizer, prepared by PDI or otherwise acquired by PDI in connection with the performance of Services hereunder.

(b)           Transition Assistance.  Following expiration or termination of this Agreement or any Services in whole or in part and subject to Pfizer’s obligation to protect the Confidential Information of PDI in accordance with this Agreement, PDI shall assist Pfizer by performing all reasonably requested tasks in the decommissioning and transitioning of the applicable Services to Pfizer or Pfizer’s designee to ensure a smooth transition and uninterrupted provision of the Services.  Such tasks may include, but shall not be limited to, continuation of applicable Services pursuant to the terms of the Agreement for up to one hundred eighty (180) days and the referral to Pfizer or its designee of all inquiries relating to Pfizer, the applicable Services and the applicable Project Items.

(c)           Patients.  Following expiration or termination of this Agreement or any Services in whole or in part, PDI will, at the request of Pfizer, notify all individuals who received the applicable Services from PDI at any time that it will not provide the applicable Services.  PDI will provide such other information to Patients, at the expense of Pfizer, as requested by Pfizer.

(d)           Final Invoice.  Following expiration or termination of this Agreement, PDI shall invoice Pfizer for any payments due under this Agreement through the date of termination of this Agreement, and Pfizer shall pay such invoices in accordance with Section 3.2 hereof.

8.5         Survival.  Neither party shall be relieved of any obligation or liability that has accrued prior to the date of expiration or termination.  Any provisions of this Agreement creating obligations that by their terms extend beyond the term of this Agreement will survive the expiration or termination of this Agreement, regardless of the reason for the termination.  Without limiting the generality of the foregoing, the obligations of the parties under Sections 3.1, 4.3, 4.4, 6, 7, 8, 10 and 12, and Pfizer’s rights under the Addendum, to the extent required for Pfizer to comply with applicable laws, shall survive any expiration or termination hereof.

9.           WARRANTY; LIMITATION OF LIABILITY.

9.1         PDI Warranties.  PDI covenants, represents and warrants to Pfizer as follows:

(a)            PDI has the full and sufficient right and authority to enter into this Agreement.

(b)            All necessary corporate proceedings have been taken to authorize the transactions contemplated by this Agreement.

(c)            PDI is under no contract, agreement or any other restriction that will, in any manner, impede or prevent it from performing its obligations under this Agreement or that would conflict with PDI’s obligations under this Agreement.

(d)            All Services shall be provided in a professional and workmanlike manner, consistent with standards for the industry.

The Services and Deliverables will comply in all material respects with the descriptions thereof and the representations relating thereto (including performance, capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions, and requirements) as set forth in the Current Task Order and in each Task Order executed by the parties and PDI will use commercially reasonable efforts to perform the Services on time.

(e)            PDI will maintain on a current basis all material licenses, certifications, permits and authorizations required by all applicable laws, rules and regulations and will comply with all applicable laws, rules, regulations and guidances.

(f)            The Services and the use, reproduction and distribution of any Deliverable will not violate or in any way infringe upon the rights of third parties, including patient, property, contractual, employment, confidentiality, trademarks, trade secrets, copyright, patent, proprietary information, and non-disclosure rights.

(g)            PDI shall implement physical and technological measures to prevent Confidential Information of Pfizer, including Patient Data, from being disclosed to or accessed by third parties.

(h)            Any computer systems used in connection with the Services shall operate substantially in accordance with any descriptions or specifications set forth in this Agreement, any Task Order or otherwise published by PDI.  PDI shall use commercially reasonable technical measures to detect and eliminate computer viruses and other destructive code introduced to any computer systems used in connection with the Services.  PDI shall, at its own expense, use commercially reasonable efforts to correct any reproducible error in any computer systems used in connection with the Services reported to PDI by Pfizer during the term of this Agreement.  PDI will use commercially reasonable efforts to ensure that such computer systems are available without interruption, except for any scheduled down time needed to maintain the effective operation of such systems and when interruptions are caused by conditions outside of PDI’s reasonable control.  If such systems are unavailable for any reason, PDI shall promptly notify Pfizer.

(i)            PDI shall make no representation, guarantee or warranty about any Pfizer product or any other Project Item, whether orally or in writing, except as contained in written materials delivered to PDI by Pfizer for use in connection with the Services.

(j)            PDI owns and possesses all right, title and interest in and to, or has valid licenses to use all of the proprietary rights necessary to perform its obligations under this Agreement.

(k)            All third parties who provide services on behalf of PDI in connection with the delivery of Services by PDI hereunder will comply in all material respects with the terms and conditions of this Agreement.

(l)            PDI is not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act, as amended, and has not and will not use in any capacity the services of any person or entity debarred under any such law with respect to Services to be performed under this Agreement and any associated Task Order.

(m)            Except as specifically set forth in Section 5.3 hereof or in a Task Order, nothing in this Agreement shall in any way restrict or limit the commercial activities that PDI can undertake during the term of this Agreement and thereafter.

PDI personnel, contractors and agents providing Services have been screened against the OIG “List of Excluded Individuals/Entities” and from the General Service Administration’s “List of Parties Excluded from Federal Programs” and PDI will not use in any capacity the services of any person included in such lists.  PDI shall certify on an annual basis, no later than May 1st of each year under this contract, that such screening has taken place and that PDI is not using any such excluded individual or entity under this provision.

(n)           PDI shall comply with all applicable state and federal laws.

9.2         Pfizer Warranties.  Pfizer covenants, represents and warrants to PDI as follows:

(a)           It has the full and sufficient right and authority to enter into this Agreement.

(b)           All necessary corporate proceedings have been taken to authorize the transactions contemplated by this Agreement.

(c)           It is under no contract, agreement or any other restriction that will, in any manner, impede or prevent it from performing its obligations under this Agreement or that would conflict with its obligations under this Agreement.

(d)           It shall maintain on a current basis all material licenses, certifications, permits and authorizations required by all applicable laws, rules and regulations and will comply with all applicable laws, rules, regulations and guidances.

(e)           The Project Items and other materials provided to PDI for use in providing the Services (i) do not and will not violate or in any way infringe upon the rights of third parties, including patient, property, contractual, employment, confidentiality, trademarks, trade secrets, copyright, patent, proprietary information, and non-disclosure rights and (ii) do not and will not violate any other applicable laws, rules and regulations.

(f)           It shall implement physical and technological measures to prevent Confidential Information of PDI or Pfizer, including Patient Data, from being disclosed to or accessed by third parties.

(g)           Pfizer is not debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act, as amended, and has not and will not use in any capacity the services of any person or entity debarred under any such law with respect to Services to be performed under this Agreement and any associated Task Order.

9.3         Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9.4         Limitation of Liability.  IN NO EVENT SHALL ANY PARTY BE LIABLE FOR LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR SIMILAR DAMAGES, HOWEVER CAUSED AND ON ANY LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.           INDEMNIFICATION.

10.1           Subject to the extent of any indemnification from Pfizer pursuant to Section 10.2 hereof, PDI shall defend, indemnify and hold Pfizer, its Affiliates, directors, officers, employees and agents harmless from and against any and all claims, suits, actions, damages, assessments, interest charges, penalties, costs or expenses, including reasonable attorney’s fees (collectively, the “Indemnified Amounts,”) arising out of (a) the material breach by PDI of any of its representations, warranties, covenants or other agreements under this Agreement, including, without limitation, PDI’s failure to comply with its obligations pertaining to compensation of its sales representatives providing Services or employee separation and any tax liability arising therefrom, (b) a grossly negligent or willful act or omission on the part of PDI, (c) any federal or state claims or assessment for nonpayment or late payment by PDI of any tax or contribution based on compensation or other benefits owed to any sales representative providing Services, including, without limitation a claim or assessment that Pfizer should have withheld any amounts related thereto, (d) any violation by PDI’s personnel providing Services of any applicable laws, including but not limited to the off-label promotion of pharmaceutical products, or (e) the hiring, termination, compensation, benefits, payment of overtime or any other conditions of employment of PDI personnel providing Services.

10.2           Subject to the extent of any indemnification from PDI pursuant to Section 10.1 hereof, Pfizer shall defend, indemnify and hold PDI, its Affiliates, directors, officers, employees and agents harmless from and against any and all claims, suits, actions, damages, assessments, interest charges, penalties, costs or expenses including reasonable attorneys’ fees (collectively, the “Indemnified Amounts,”) arising out of (a) the material breach by Pfizer of any of its representations, warranties, covenants or other agreements under this Agreement, (b) a grossly negligent or willful act or omission on the part of Pfizer, (c) the manufacture, use, or sale of any Pfizer Product covered in this Agreement or a manufacturing design or defect of such product(s) or a claim arising out of Pfizer’s failure to warn (“Product Liability”); provided, however, that Pfizer shall not be obligated to indemnify PDI for representations made by PDI concerning Pfizer product(s) that are different from the information for said product(s) contained in the product promotional materials or training materials provided by Pfizer to PDI; (d) any Project Items or other marketing materials provided by Pfizer to PDI; (e) any claims by any third party that PDI’s promotion of any of Pfizer’s pharmaceutical products pursuant to this Agreement, or the manufacture, sale or other designation of such pharmaceutical products, infringes or violates any license, patent, copyright, trademark or other intellectual property right of that third party or (f) requests by Pfizer or by third parties (in connection with a claim against Pfizer) pursuant to a subpoena or court order for the production by PDI of documents, electronic documents or computer hard drives relating to the Services or to interview, depose and/or elicit testimony from PDI employees, including sales representatives and managers providing Services.

10.3           A party (the “Indemnitee”) which intends to seek indemnification under this Section 10 shall notify the other party (the “Indemnitor”) in writing of any action, claim or liability in respect of which the Indemnitee or any of its employees or agents intend to claim such indemnification within such time so that the Indemnitor’s ability and rights to defend or settle such claim or action are not prejudiced.  The Indemnitor shall indemnify the Indemnitee for its defense and/or representation with respect to the claim.  In the event such a defense and/or representation is required, the Indemnitor agrees that it will immediately confer with the Indemnitee in order to reach an agreement on the terms and conditions of any such defense (the “Defense Agreement”).  Such agreement shall include, but not be limited to: (i) the choice of counsel, which must be acceptable to the Indemnitee; (ii) the defense strategy to be undertaken; (iii) settlement strategies and issues; (iv) manner and method of document productions; (v) presentation and representation of the Indemnitee’s employees as witnesses; (vi) the retention of consultants and expert witnesses; and (vii) trial and appellate strategy.  The Indemnitor shall not settle any third party claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Any such settlement shall, unless the Indemnitee agrees in writing to the contrary, be conditioned on: (i) dismissal with prejudice of all claims pending or which may be brought in the future against the Indemnitee; (ii) an express provision that there is no admission or acknowledgement of liability on the part of the Indemnitee; and (iii) an express provision that the terms of any such settlement be treated as confidential.  If the Indemnitor is unable to settle any such claims on behalf of the Indemnitee in this manner, then the Indemnitor shall continue to fully defend and indemnify the Indemnitee pursuant to the terms of this Agreement and the Defense Agreement.  The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claims or liability covered by this indemnification.  The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

10.4           Notwithstanding anything in this Agreement to the contrary, neither party, nor their respective Affiliates, directors, officers, employees or agents shall have any liability to the other for any special, incidental, indirect or consequential damages, including, without limitation the loss of opportunity, use, revenue or profit, in connection with or arising out of this Agreement, or the services performed by the other party hereunder, even if such damages were foreseeable.

11.           INSURANCE.

11.1           During the term of this Agreement and for so long as PDI is performing services hereunder, PDI shall maintain insurance coverage as follows:

Policy	Limited	Coverage
Commercial General Liability	$1,000,000 per occurrence $3,000,000 general aggregate	Covering bodily injury, personal injury, property damage, including without limitation, all contractual liability for such injury or damage assumed by PDI under this Agreement.
Worker’s Compensation	Statutory	In accordance with all federal, state, and local requirements.
Employers Liability	$100,000 each accident $100,000 disease/policy limit $100,000 disease/each employee	Covering bodily injury by accident or disease (including death).
Umbrella Liability	$5,000,000 combined single limit per occurrence/aggregate
Errors and Omissions Liability	$2,000,000
Professional liability	$1,000,000 per occurrence $3,000,000 aggregate	Malpractice claims covering the PDI team members individually.
Automobile	$1,000,000 per occurrence
During the term of this Agreement and for so long as PDI is performing services hereunder, Pfizer shall maintain, directly or through its affiliates, its own insurance coverage as follows:Product Liability
$50,000,000 per occurrence

rovided, however, that all insurance amount may be obtained by (i) full, individual primary policy amount; (ii) a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; (iii) self-insurance or (iv) a combination of the foregoing.

11.2           Pfizer and its directors, officers, employees, agents, subsidiaries and affiliates shall be named as additional insured under the following such policies of insurance obtained by PDI: commercial general liability, umbrella liability and automobile.  PDI and its directors, officers, employees, agents, subsidiaries and affiliates shall be named as additional insured under Pfizer’s product liability insurance policy.  All of the foregoing policies shall be issued by a recognized insurer rated “A-”or better by a recognized and reputable rating agency.  These insurance provisions set forth the minimum amounts and scopes of coverage to be maintained and are not to be construed in any way as a limitation on either party’s liability under this Agreement.  Where there is an indemnity obligation under this Agreement, the insurance coverages of the indemnifying party shall be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by the indemnified party.  Upon written request, each party shall furnish certificates of insurance evidencing all of the foregoing insurance coverages.  In the event that any Services under this Agreement are to be rendered on behalf of PDI by persons other than PDI’s own employees, PDI shall arrange for such persons to forward to Pfizer, upon Pfizer’s request and prior to commencement of services by them, certificates of insurance evidencing such amounts, in such form, and with such insurance companies as are reasonably satisfactory to Pfizer.

12.           GENERAL PROVISIONS.

12.1         Amendment.  This Agreement may not be amended or modified except by a written instrument that references this Agreement and that is signed by the parties.  The failure of a party to enforce at any time any provision of this Agreement shall not be a waiver of such provision, nor affect the right of such party thereafter to enforce such provision.  No waiver shall be effective unless in writing signed by the party against whom the enforcement of such waiver is sought.  No such waiver shall be deemed a waiver of any other or subsequent breach, whether of the same or another provision.  Any Task Order or exhibit to this Agreement is hereby incorporated into and made a part of this Agreement.  In the event of a conflict between the provisions contained in the body of this Agreement and any such Task Order or exhibit, the terms in the Task Order or exhibit shall control.

12.2         Entire Agreement.  This Agreement, including the Addendum, and any appendices and exhibits attached hereto, along with any Task Orders entered into hereunder, amends and restates the Original Agreement and contains the entire agreement and understanding between the parties and shall supersede all prior oral or written agreements between the parties with respect to the subject matter hereof.

12.3         Assignment.  Neither Pfizer nor PDI shall have the right to assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that either party may assign without the other’s consent to a parent, subsidiary or affiliate or to an entity controlling, controlled by, or under common control with the party at the time of the execution of this Agreement.  This Agreement shall inure to the benefit of and be binding upon each party, its successors and its permitted assigns.

12.4         Governing Law.  This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of New York , without regard to the conflict of law provisions thereof and, where appropriate, applicable federal law.

12.5           Compliance with Laws.  During the term of this Agreement, the parties and all their permitted subcontractors, employees, agents, representatives and invitees shall fully comply with all applicable state, federal and local laws, governmental regulations, rules, requirements, ordinances and other requirements of local authorities and the Federal government, governmental authorities relating to the Services or performance under this Agreement including, but not limited to, all applicable patient confidentiality and privacy laws, rules, regulations and requirements.  Neither PDI nor Pfizer are authorized to take any action in the name of or otherwise on behalf of the other which would violate any of the foregoing.

12.6         Third Parties.  Except as otherwise provided herein, nothing in this Agreement shall confer any benefits or rights on any person or entity other than the parties to this Agreement.

12.7         Notices.  All notices pertaining to this Agreement shall be in writing and shall be delivered in person, sent by certified mail, delivered by air courier, or transmitted by facsimile number and confirmed in writing sent by air courier or certified mail.  All notices shall be effective upon receipt.  Notices shall be sent to a party at the address or facsimile number shown below or such other address or facsimile number as a party may notify the other party from time to time:

If to PDI:                                PDI Inc.
1 Route 17 South
Saddle River, NJ 07458
Attn.: Chief Executive Officer
Fax No.: 201-258-8461

With a copy to:                                PDI Inc.
1 Route 17 South
Saddle River, NJ 07458
Attn.: General Counsel
Fax No.: 201-574-8300

If to Pfizer:                                Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn.:  Tom Forte
Fax No.: 646-348-6026

With a copy to:                                Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attn.: Chief Counsel, Established Products
Fax No.:  646-563-9434

12.8           Counterparts.  This Agreement may be executed in counterparts which, when taken together, shall constitute one and the same instrument.  Facsimile signatures shall have the same effect as original signatures.

12.9           Use of Pfizer name.                                Except as necessary to deliver the Services in accordance with this Agreement and any related Task Order, PDI shall have no right to use, and shall not use, the name of Pfizer and/or any of its officials or employees, or URLs, logos or trademarks in any manner without the prior written consent of Pfizer, which consent may be withheld in Pfizer’s sole discretion.  Notwithstanding the foregoing, Pfizer grants to PDI the right to use the Pfizer logo on business cards in connection with the rendering of Services. Such right is nontransferable and nonexclusive. PDI shall not have the right to grant any sublicenses, except by prior written consent of Pfizer. PDI shall use the Pfizer logo only in connection with the Services in accordance with the guidance and directions furnished to PDI by Pfizer from time to time.

12.10           Anti-corruption Practices Principles.                                                                The Anti-corruption Practices Principles in the form attached hereto as Exhibit C shall be incorporated herein and, to the extent applicable, PDI shall be bound thereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by a duly authorized representative as of the date first written above.

PDI, INC.

By:           /s/ Nancy Lurker

Name:           Nancy Lurker

Title:           Chief Executive Officer

Date:           October 12, 2009

PFIZER INC.

By:           /s/ William Kennally

Name:           William Kennally

Title:           Regional President, N. America

Established Products Business Unit

Date:           October 14, 2009

[Execution Page to Amended and Restated Master Services Agreement]

EXHIBIT A

SAMPLE TASK ORDER

THIS TASK ORDER No. [  ], dated as of [        ], 200[  ], is hereby incorporated by reference into and made a part of that certain Amended and Restated Master Services Agreement dated [***], 2009, by and between Pfizer Inc., a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”) and PDI, Inc., a Delaware corporation with offices at 1 Route 17 South, Saddle River, New Jersey 07458 (“PDI”).

WHEREAS, Pfizer and PDI have executed that certain Amended and Restated Master Services Agreement, dated [****], 2009 (the “Agreement”);

WHEREAS, pursuant to the terms of the Agreement, PDI and Pfizer may enter into one or more Task Orders;

WHEREAS, Pfizer and PDI desire to enter into this Task Order No. [  ] (this “Task Order”);

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.     Definitions

2.     Project Description

3.     Term of Task Order

4.     Product(s)

5.     Training Plan

6.	Territories

7.	Program Budget

8.	Compensation; Payment Schedule

9.	Detailing Activity

10.	PDI Performance Objectives and Fees

EXHIBIT B

Acknowledgement of Temporary Services and Confidentiality Obligations

I, the undersigned, an employee of PDI, Inc. (“PDI”), agree to provide services in a temporary capacity to Pfizer Inc (“Pfizer”).  As a precondition to my providing such services, I acknowledge and agree to the following:

1.
I understand that I am an employee of PDI and not of Pfizer and that PDI as my employer is responsible for my compensation and any employee benefits provided, including the provision of benefits required under applicable laws such as workers’ compensation and unemployment insurance.

2.	I understand that I will be providing services to Pfizer on a temporary basis for a limited period of time, the duration of which may be increased or decreased.

3.	I understand that if I leave my assignment prior to completion of the services, I may not be assigned to provide any additional services for Pfizer.

4.	I understand that any issues or concerns relating to my assignment to provide services for Pfizer must be directed to my Supervisor at PDI and not to Pfizer.

5.	I understand that there have been and will be no representations as to any possibility of being hired by Pfizer as an employee now or in the future.

6.
I understand that my assignment to provide services to Pfizer is contingent upon execution of the PDI, Inc. Employee Confidentiality and Assignment Agreement, a form of which is attached hereto, and I have read and signed same and agree to maintain as confidential any and all confidential information belonging to Pfizer, consistent with the terms of the Employee Confidentiality and Assignment Agreement.

           (Date)                                                                (Signature)

           (Name of Supplier)                                                                (Typed or Printed Name)

           (Agreement Number)                                                                           (Social Security Number)

[Client Confidentiality and Assignment Agreement begins on the next page]

PDI, INC.
EMPLOYEE CONFIDENTIALITY AND
NON-SOLICITATION AGREEMENT

Due to the confidential proprietary nature of the information to which I may be exposed during my employment as a manager with PDI, Inc. (“PDI”), and in consideration of employment or continued employment with PDI, and the opportunity to service PDI’s clients and customers, I agree:

1.           Confidentiality. The purpose of this Agreement is to protect from disclosure any and all CONFIDENTIAL INFORMATION of PDI, its parent or affiliated companies (hereinafter "PDI"), PDI’s current and future clients, and customers of PDI and/or its clients. I understand that PDI is committed to ensuring the confidentiality of its clients’ and customers’ confidential and proprietary information. I further understand that PDI’s clients and customers are concerned about PDI’s employees who have access to the client’s or customer’s confidential information and have requested PDI take measures to prevent unauthorized disclosure of this information by PDI’s employees.

I understand that "CONFIDENTIAL INFORMATION" means any information disclosed to me or known to me as a consequence of, or through my employment with PDI (including information conceived, originated, discovered or developed by me), about PDI or PDI’s clients’ or customers’ business operations, processes, products, research and development, manufacturing methods, marketing, sales costs, pricing, inventions, improvements, discoveries and ideas (whether patentable or not), and financial information. CONFIDENTIAL INFORMATION also means any formula, pattern, procedure, method, device or compilation of information which is used in PDI’s business or PDI’s clients’ or customers’ business, and which gives PDI and/or its clients and customers an opportunity to obtain an advantage over competitors. I understand that as a manager I will be exposed to a broad base of information about the company operations nationwide and will receive detailed information about PDI’s customers from the company and from the employees I supervise.

2.           I agree that CONFIDENTIAL INFORMATION, as defined by this Agreement, is the property of PDI and/or PDI’s client or customer, to be held by me in trust and solely for PDI’s and/or PDI’s clients’ or customers’ benefit, and shall not be used or disclosed to any person, including PDI employees who do not work with the PDI client or customer, either during my employment or for a period of five (5) years following termination of employment, without PDI’s written consent. I agree to comply with all rules and regulations established from time to time which are designed to protect and insure the continued confidentiality of PDI’s or its clients’ and customers’ CONFIDENTIAL INFORMATION. I acknowledge that PDI’s clients and customers are third-party beneficiaries of the obligations that I undertake in this Agreement.

3.           Return of Confidential Information. Upon termination of employment or at any other time upon PDI’s request, I shall promptly deliver to PDI, without retaining any copies, all confidential or proprietary material, including product and training materials, price list, customer lists, contact sheets, inventory, reports, computer printouts or other data or material of any kind, pertaining to or containing any confidential or proprietary information of PDI or its clients or customers.

4.           Agreement to Comply with Regulations. I agree to comply with all Rules and Regulations established by PDI from time to time which are designed to protect and insure the continued confidentiality of PDI’s Confidential Information.

5.           Non-Solicitation of Employees. I agree that for a period of two (2) years after the termination of my employment with PDI, I will neither directly nor indirectly induce or attempt to induce any employee of PDI or any of its subsidiaries to terminate his or her employment.

6.           Non-Solicitation of Customers. I agree that for a period of two (2) years after the termination of my employment with PDI, I will neither directly nor indirectly induce or attempt to induce any customer or client of PDI or any of its subsidiaries that I have had direct or indirect contact with or that I know about by virtue of by PDI employment to alter, limit, or terminate its relationship with PDI or any of its subsidiaries.

7.           Not Employment Contract. THIS IS NOT AN EMPLOYMENT CONTRACT. This Agreement does not in any way restrict my right or PDI’s right to terminate my employment with PDI at any time, for any reason. Termination of my employment for any reason shall not release me from any obligations under this Agreement.

8.           Renewal of Employment. This Agreement shall, without express mention, be deemed to continue during any periods of renewal of my employment including but not limited to periods of employment following promotion or transfers, or during any subsequent re-employment by PDI.

9.           Partial Invalidity/No Oral Modifications. To the extent that any portion of this Agreement is held to be invalid or unenforceable, it shall be construed to meet as closely as possible the intent of the parties. All remaining provisions, and/or portions thereof, shall remain in full force and effect. This Agreement cannot be changed, modified, or terminated, except in writing signed by the president of PDI.

10.           No Conflicting Obligations. I am not subject to any agreement or restriction limiting in any way the scope of this Agreement or in any way inconsistent with any of the promises in this Agreement. I also agree to advise all subsequent employers about my obligations under this Agreement.

11.           Injunctive Relief. I understand and agree that any breach of this Agreement will cause PDI and/or its clients or customers, irreparable harm, which cannot adequately be compensated by an award of money damages. As a result, I agree that, in addition to any other remedy PDI and/or its clients or customers may have, PDI and/or its clients or customers may seek and obtain injunctive relief restraining me from directly or indirectly violating this Agreement or from engaging in any activity which compromises the protection afforded to PDI and/or its clients or customers by this Agreement.
12.           Consideration. I understand and agree that my employment or continued employment with PDI, access to PDI’s and PDI’s clients’ or customers’, confidential, proprietary and trade secret information, are sufficient consideration for the promises made by me in this Agreement and that the promises made by me are necessary for the PDI and its client’s or customer’s protection.

13.           Affiliated Companies. The protection afforded to PDI under this Agreement extends to PDI’s related or associated entities, including their successors and/or assigns, and shall be binding on me and upon my heirs, executors, administrators and other legal representatives.

14.           Selection of Law. This Agreement shall be governed by New Jersey law.

Dated:                                                                                                ________________________
       Employee Signature

________________________
                                        Print Full Name

Dated:                                                                                                ________________________
                   PDI, Inc.

EXHIBIT C

Anticorruption Practices Principles

For the purpose of this agreement, FCPA means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and Governmental Official means (i) an officer, employee or comparable person or individual who acts in an official capacity on behalf of any federal, state, federal district or municipal government agency or independent agency, organization, commission, committee or foundation, governmental corporation; or (ii) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office; or (iii) an employee or person acting for or on behalf of a public international organization; and (iv) any physician.

Pfizer’s corporate policies provide that Pfizer colleagues must conduct all Pfizer business in a lawful and ethical manner, in accordance with applicable laws and regulations, including the FCPA.  The FCPA prohibits making, promising, or authorizing the making of a corrupt payment or providing anything of value to a Governmental Official to induce that official to make any governmental act or decision to assist a company in obtaining or retaining business.  The FCPA also prohibits a company or person from using another company or individual to engage in any of the foregoing activities.  As a company affiliated to a U.S. publicly-held company, Pfizer must comply with the FCPA and, as such, requires that PDI does the same. Consequently, Pfizer requires PDI to conduct itself in accordance with these principles.

FCPA, Anti-Corruption and Anti-Bribery Principles

PDI may not directly or indirectly make, promise or authorize the making of a corrupt payment or provide anything of value to any Governmental Official to induce that government official to make any governmental act or decision to help Pfizer obtain or retain business.  PDI may never make a payment to or offer a Governmental Official any item or benefit, regardless of value, as an improper inducement for such Governmental Official to approve, reimburse, prescribe, or purchase a Pfizer product, to influence the outcome of a clinical trial, or otherwise improperly to benefit Pfizer’s business activities.

Understand and Follow Local Laws

PDI must understand whether local laws, regulations, or operating procedures (including requirements imposed by government entities such as state-owned hospitals or research institutions) impose any limits, restrictions, or disclosure requirements on compensation, financial support, donations, or gifts that may be provided to Governmental Officials. If PDI is uncertain as to the meaning or applicability of any identified limits, restrictions, or disclosure requirements with respect to interactions with Governmental Officials, that PDI should consult with his or her primary Pfizer contact before undertaking its activities.